Exhibit 10.5

AMENDED AND RESTATED MASTER REPURCHASE

AND

SECURITIES CONTRACT AGREEMENT

between

PARLEX 6 UK FINCO, LLC and PARLEX 6 EUR FINCO, LLC,

individually and/or collectively as the context requires, as Seller,

BLACKSTONE MORTGAGE TRUST, INC.,

as Guarantor,

and

MORGAN STANLEY BANK, N.A.,

as Buyer

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Dated: June 16, 2014

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

ANNEX II	Wire Instructions of Buyer and Seller

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Forms of Power of Attorney

EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VI	Advance Procedures

EXHIBIT VII	Form of Margin Deficit Notice

EXHIBIT VIII	Tax Compliance Certificates

EXHIBIT IX	UCC Filing Jurisdictions

EXHIBIT X	Form of Release Letter

EXHIBIT XI	Covenant Compliance Certificate

EXHIBIT XII	Form of Re-Direction Letter

EXHIBIT XIII	Form of Undertaking Letter

EXHIBIT XIV	Form of Security Deed

EXHIBIT XV	Custodial Delivery

EXHIBIT XVI	Form of Bailee Letter

EXHIBIT XVII	Prohibited Transferees

EXHIBIT XVIII	Form of Seller Joinder Agreement

EXHIBIT XIX	Form of Confirmation of Supplemental Provisions

AMENDED AND RESTATED MASTER REPURCHASE

AND SECURITIES CONTRACT AGREEMENT

THIS AMENDED AND RESTATED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (this “Agreement”), dated as of June 16, 2014, by and between MORGAN STANLEY BANK, N.A., a national banking association organized under the laws of the United States (“Buyer”), PARLEX 6 UK FINCO, LLC, a Delaware limited liability company (“UK Seller”), and PARLEX 6 EUR FINCO, LLC, a Delaware limited liability company (“EUR Seller” and, together with UK Seller, individually and/or collectively as the context requires, “Seller”) amends and restates in its entirety, that certain Master Repurchase and Securities Contract Agreement, dated as of March 3, 2014, by and between Buyer and Seller.

ARTICLE 1.

APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.

ARTICLE 2.

DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.

“Acceptable Attorney” means Ropes & Gray LLP, Herbert Smith Freehills LLP, or any other attorney at law, or notary (if required in the relevant jurisdiction) that has delivered at Seller’s request an Undertaking Letter or a Bailee Letter, as applicable, with the exception of an attorney or notary that is not satisfactory to Buyer, as specified in a written notice from Buyer to Seller.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors (“Insolvency Law”), or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief that, in the case of an action not initiated by or on behalf of or with the consent of Seller, is not dismissed or stayed within thirty (30) days; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Additional Jurisdiction” shall mean each jurisdiction relating to an Asset other than the United Kingdom or the Netherlands.

“Advance Rate” shall mean, with respect to each Transaction, the amount, expressed as a percentage, determined by dividing (a) the Purchase Price of a Purchased Asset as of the date of determination by (b) the Market Value of such Purchased Asset on such date; provided, however, the Advance Rate for any Purchased Asset shall not exceed the Maximum Advance Rate (as defined in the Fee Letter) for such Purchased Asset.

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.

“Agreement” shall have the meaning assigned thereto in the Preamble.

“Alternative Rate” shall have the meaning specified in Article 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxx) of this Agreement.

“Applicable Spread” shall mean:

(i)    so long as no Event of Default shall have occurred and be continuing, the amount set forth in the Fee Letter as being the “Applicable Spread, and

(ii)    after the occurrence and during the continuance of an Event of Default, the (x) applicable incremental percentage described in clause (i) of this definition, plus (y) five percent (5%).

“Approved Valuation” shall mean a valuation in form and substance satisfactory to the Buyer, prepared by and issued by a Valuer valuing the Mortgagor’s interests in the relevant mortgaged property carried out on a market value basis as defined in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor) (or its equivalent in any applicable Additional Jurisdiction).

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 17(a) of this Agreement.

“Bailee Letter” shall mean a letter substantially in the form as Exhibit XVI from an Acceptable Attorney or another Person acceptable to Buyer in its sole discretion, in form and substance customary in the relevant jurisdiction, and in each case acceptable to Buyer in its sole discretion, wherein such Acceptable Attorney or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney or other Person acceptable to Buyer is holding the same as bailee or agent on behalf of Buyer under such letter and (iii) agrees that such Acceptable Attorney or other Person described above shall deliver such Purchased Asset File to the Custodian, or as otherwise directed by Buyer, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Currency” shall mean British Pound Sterling.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(l).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the States of New York are authorized or obligated by law or executive order to be closed. Notwithstanding the foregoing sentence, when used with respect to the determination of IBOR, “Business Day” shall only be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Buyer” shall mean Morgan Stanley Bank, N.A., or any successor or assign.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date, the Maximum Advance Rate attributable to such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of the date of determination.

“Capital Stock” shall mean any and all shares, interests, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean if either (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Seller entitled to vote generally in the election of directors, members or partners of 20% or more other than Affiliates of Guarantor or related funds of The Blackstone Group L.P. or to the extent such interests are obtained through public market offering or secondary market trading, or (b) Guarantor shall cease to own and control, of record and beneficially, directly or indirectly 100% of each class of outstanding Capital Stock of Seller. Notwithstanding the foregoing, neither Buyer nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

“Closing Date” shall mean March 3, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Article 6(b) of this Agreement.

“Collection Account” shall mean the Mortgagor’s account controlled by the security trustee (or the equivalent under the applicable jurisdiction) of any Purchased Asset relating to such Purchased Asset and in accordance with the facilities agreement, debenture and other loan documents related thereto.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the immediately preceding Remittance Date and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Confirmation” shall have the meaning specified in Article 3(b)(iii) of this Agreement.

“Confirmation of Supplemental Provisions” shall mean a notice letter, executed by Buyer and acknowledged by Seller and Guarantor, substantially in the form set forth in Exhibit XIX, attached hereto and made a part hereof, which shall set forth additional schedules, exhibits, annexes and provisions relating to jurisdictional specific documents, covenants, representations and other requirements in connection with Eligible Assets subject to Additional Jurisdictions.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance of the certificate attached hereto as Exhibit XI.

“Currency” shall mean United States Dollar, British Pound Sterling, Euro or such other currency permitted by Buyer, in its sole discretion.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among the Custodian, Seller and Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit XV.

“Custodian” shall mean US Bank or any successor Custodian appointed by Buyer with the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed; provided, however, that during the existence of an Event of Default, Buyer shall appoint any successor Custodian in its sole discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Depository” shall mean PNC Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed; provided, however, that during the existence of an Event of Default, Buyer shall appoint any successor Depository in its sole discretion.

“Depository Account” shall mean, individually or collectively, as the context may require, the UK Depository Account, the EUR Depository Account, and any other segregated account, in the name of the applicable Seller, in trust for Buyer, established at Depository pursuant to this Agreement, and which is subject to a Depository Agreement.

“Depository Agreement” shall mean, individually or collectively, as the context may require, the UK Depository Agreement, the EUR Depository Agreement and any other deposit account control agreement or similar agreement that Buyer, Depository and any additional Seller permitted under this Agreement.

“Direct Agreement” shall mean, an agreement by and among any Buyer approved servicer or sub-servicer, Buyer and Seller, pursuant to Article 27(d) together with any replacement, modification, supplement or amendment thereof.

“Draft Valuation” shall mean a short form Approved Valuation, “letter opinion of value,” or any other form of draft Approved Valuation acceptable to Buyer.

“Due Diligence Package” shall have the meaning specified in Exhibit VI(a) to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(e) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans that are (1) acceptable to Buyer in its sole discretion (such determination of acceptability only being applicable prior to the Purchase Date for the related Purchased Asset, but shall not be a factor at any time after the Purchase Date for such Purchased Asset), (2) denominated in British Pound Sterling (or such other Currency approved by Buyer in its sole discretion), (3) to the extent any hedging is required relating to such loan, such hedging arrangement is acceptable to Buyer; and (4) secured directly or indirectly by properties that are multifamily, mixed use, industrial, office building, retail, self-storage or hospitality or such other types of properties that Buyer may agree to in its sole discretion, and are properties located in the United Kingdom, the Netherlands, either of their territories or possessions (or any other Additional Jurisdiction, in the sole discretion of Buyer, approved pursuant to Article 30 of this Agreement):

(i)    Senior Mortgage Loans;

(ii)    Participation Interests;

(iii)    any other asset or loan types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole discretion.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Article 302(c)(11) of ERISA and Article 412(c)(11) of the Code and the lien created under Article 302(f) of ERISA and Article 412(n) of the Code, described in Article 414(m) or (o) of the Code of which Seller is a member.

“EURIBOR Base Rate” shall mean, with respect to each Pricing Rate Period, (i) the percentage rate per annum for deposits in Euro (with respect to the period equal or comparable to the applicable Pricing Rate Period) that appears on Reuters Screen EURIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Pricing Rate Period or any other Pricing Rate Determination Date, as applicable, or (ii) if such rate does not appear on Reuters Screen EURIBOR01 Page as of 11:00 a.m. London time on such date, the arithmetic mean of the offered quotes of rates per annum obtained by Buyer from the Banking Federation of the European Union and one or more other Reference Banks for deposits in Euro (with respect to the period equal or comparable to the applicable Pricing Rate Period) at or about 11:00 a.m., London time on such date.

“EURIBOR Rate” shall mean with respect to each Pricing Rate Period, pertaining to a Transaction, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

EURIBOR Base Rate

1.00 – EURIBOR Rate Reserve Percentage

“EURIBOR Rate Reserve Percentage” shall mean, for any Pricing Rate Period pertaining to a Transaction, the reserve percentage applicable two (2) Business Days before the first day of such Pricing Rate Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including any category of liabilities that includes deposits by reference to which the interest rate on Transactions is determined having a term comparable to such Pricing Rate Period.

“EUR Depository Account” shall mean the segregated account, in the name of EUR Seller, in trust for Buyer, established at Depository pursuant to this Agreement, and which is subject to the EUR Depository Agreement.

“EUR Depository Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, among Buyer, EUR Seller, Depository, and Primary Servicer.

“EUR Pledgor” shall mean 345-50 Partners, LLC, a Delaware limited liability company.

“EUR Primary Servicing Agreement” shall mean that certain Servicing Agreement by and among Buyer, EUR Seller and Primary Servicer, dated as of the date hereof, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“EUR Seller” shall have the meaning set forth in the Recitals hereto.

“Event of Default” shall have the meaning specified in Article 12 of this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or any Transferee, or required to be withheld or deducted from a payment to Buyer or Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Transferee being organized under the laws of, or having its principal office or, in the case of any Buyer or Transferee, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Buyer or Transferee, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Transferee under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Transferee acquires an interest hereunder (other than pursuant to an assignment request by the Seller under Article 3(u)) or (ii) Buyer or Transferee changes its lending office, except in each case to the extent that, pursuant to Articles 3(n) and 3(q), amounts with respect to such Taxes were payable either to Buyer’s or Transferee’s assignor immediately before such Buyer or Transferee acquired an interest hereunder or to such Buyer or Transferee immediately before it changed its lending office, (c) Taxes attributable to such Buyer or Transferee’s failure to comply with Article 3(r) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Period” shall have the meaning specified in Article 3(m)(i) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into with a Governmental Authority or pursuant to Section 1471(b)(1) of the Code.

“FATF” shall have the meaning specified in the definition of “Prohibited Investor.”

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated as of the date hereof between Buyer and Seller.

“Filings” shall have the meaning specified in Article 6(d) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch Ratings, Inc.

“Foreign Assignee” shall mean an Assignee that is not a U.S. Person.

“Fraudulent Transfer Laws” shall have the meaning specified in Article 28(m) of this Agreement.

“Future Funding Advance” shall have the meaning specified in Article 3(x) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Hedge-Required Asset” shall mean any Eligible Asset that is a fixed rate Eligible Asset and for which Buyer determines in its sole discretion requires a Hedging Transaction as a condition precedent to the related Transaction.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, entered into by any Affiliated Hedge Counterparty or Qualified Hedge Counterparty with Seller, either generally or under specific contingencies that is required by Buyer, or otherwise pursuant to this Agreement, to hedge the financing of a Hedge-Required Asset, or that Seller has elected to pledge or transfer to Buyer pursuant to this Agreement.

“IBOR” shall mean LIBOR or EURIBOR, as the context shall require.

“IBOR Rate” shall mean LIBOR Rate or EURIBOR Rate, as the context shall require.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections of principal, interest, dividends, receipts or other distributions or collections, (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset and (c) all payments actually received by Buyer on account of Hedging Transactions.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) calendar days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; contingent or future funding obligations under any Purchased Asset or any obligations senior to, or pari passu with, any Purchased Asset; (e) Capitalized Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligations transaction or other similar securitization shall not be considered Indebtedness for any Person.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of either Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of the applicable Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a)    a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of either Seller or any Seller’s equityholders or Affiliates (other than as an independent director or manager of an Affiliate of a Seller that is not in the direct chain of ownership of Sellers and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b)    a customer, creditor, supplier or service provider (including provider of professional services) to any Seller or a Seller’s equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to any Seller or any Seller’s equityholders or Affiliates in the ordinary course of business);

(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d)    a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity in the direct chain of ownership of a Seller shall not be disqualified from serving as an independent director or manager of a Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Ineligible Assets” shall have the meaning specified in Article 12(c) of this Agreement.

“Investment Company Act” shall have the meaning specified in Article 9(b)(xv) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Stephen Plavin, Robert Harper, Thomas C. Ruffing or Douglas Armer (or, if following the Closing Date any such individual ceases to be an officer of or in the employ of Seller and/or Guarantor in a capacity comparable to the capacity occupied by such individual on the Closing Date, then Seller shall promptly designate another individual reasonably acceptable to Buyer for purposes of satisfying this definition), or (ii) any asset manager or employee with a title equivalent or more senior to that of “principal” within The Blackstone Group, L.P. that is responsible for the origination, acquisition and/or management of any Purchased Asset.

“LIBOR Base Rate” shall mean, with respect to each Pricing Rate Period, (i) the per annum rate for deposits in British Pound Sterling (with respect to the period equal or comparable to the applicable Pricing Rate Period) that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as three-month LIBOR as of 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Pricing Rate Period or any other Pricing Rate Determinate Date, as applicable, or (ii) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on such date, the arithmetic mean of the offered quotes of rates per annum obtained by Buyer from the principal London office of any two or more Reference Banks for deposits in British Pound Sterling (with respect to the period equal or comparable to the applicable Pricing Rate Period) at or about 11:00 a.m., London time on such date.

“LIBOR Rate” shall mean with respect to each Pricing Rate Period, pertaining to a Transaction, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR Base Rate

1.00 – LIBOR Rate Reserve Percentage

“LIBOR Rate Reserve Percentage” shall mean, for any Pricing Rate Period pertaining to a Transaction, the reserve percentage applicable two (2) Business Days before the first day of such Pricing Rate Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including any category of liabilities that includes deposits by reference to which the interest rate on Transactions is determined having a term comparable to such Pricing Rate Period.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding principal balance of such Purchased Asset (which shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset) secured, directly or indirectly, by the related Underlying Mortgaged Property, to the aggregate “as-is” market value of such Underlying Mortgaged Property as determined by Buyer in its sole discretion, or, to the extent available, based upon an Approved Valuation.

“Margin Availability” shall mean the positive difference, if any, between (a) Buyer’s Margin Amount with respect to a Purchased Asset on any date of determination minus (b) the outstanding Purchase Price of such Purchased Asset on such date of determination.

“Margin Availability Advance” shall have the meaning specified in Article 3(w).

“Margin Deadline” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Margin Deficit Notice” shall have the meaning specified in Article 4(a).

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the outstanding principal balance of the Purchased Asset on such date, as adjusted by Buyer to reflect the market value for such Purchased Asset on such date, as determined by Buyer in its commercially reasonable discretion, which may take into account an Approved Valuation, but in each case based solely on material positive or negative changes (i.e., changes that impact the value of the Purchased Asset other than to a de minimus extent, and in any event, relative to Buyer’s initial underwriting or the most recent determination of Market Value) relative to the performance or condition of (i) the underlying property securing such Purchased Asset, (ii) the underlying borrower (or its sponsor(s)) in relation to the Purchased Asset and (iii) the commercial real estate market in the relevant jurisdiction relating to the underlying property (and, for the avoidance of doubt, not related to a material adverse change solely with respect to the Seller, Pledgor or Guarantor), taken in the aggregate. For the avoidance of doubt, Buyer’s determination of Market Value performed in accordance with this Agreement may result in a Market Value determination of zero for any Purchased Asset.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller and Guarantor taken as a whole, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of any amounts payable under the Transaction Documents, (f) the timely payment of any amounts payable under this Agreement or (g) the Market Value, rating (if applicable) or liquidity of all of the Purchased Assets in the aggregate.

“Maximum Facility Amount” shall mean £250,000,000; provided, that any amounts paid to Buyer on account of a Repurchase Price may be readvanced hereunder and utilized for purchasing additional Assets in accordance with the terms of this Agreement.

“Maximum Asset Exposure Threshold Breach” shall mean, with respect to any Eligible Asset, if the Advance Rate multiplied by the LTV of such Eligible Asset exceeds the Maximum Asset Exposure Threshold (as defined in the Fee Letter).

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, charge or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple or term of years in real property and the improvements thereon, securing evidence of indebtedness.

“Mortgagor” shall mean the obligor relating to any Senior Mortgage Loan or Participation Interest.

“MTM Representation” shall mean with respect to each jurisdiction, as applicable, the representations and warranties designated as “MTM Representations” set forth on Exhibit V hereto.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item.

“OFAC” shall have the meaning specified in the definition of “Prohibited Investor.”

“Originated Asset” shall mean any Eligible Asset originated by Seller.

“Other Connection Taxes” means, with respect to the Buyer and any Transferee, Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except for (i) any such Taxes or Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(v)), and (ii) for the avoidance of doubt, any Excluded Taxes.

“Outside Repurchase Date” shall mean March 3, 2017.

“Outside Repurchase Date Extension Conditions” shall have the meaning specified in Article 3(m) of this Agreement.

“Parallel Repurchase Facility” shall mean any repurchase facility entered into by and among Guarantor or any Subsidiary of Guarantor on the one hand, and Buyer or any of its Affiliates on the other hand, and evidenced by a master repurchase and securities contract agreement in form and substance similar to this Agreement together with additional transaction documents, similar in form and substance to the Transaction Documents.

“Parent Guaranty and Indemnity” shall mean the Amended and Restated Parent Guaranty and Indemnity, dated as of the date hereof, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer.

“Participant Register” shall have the meaning assigned in Article 17(d).

“Participants” shall have the meaning specified in Article 17(a) of this Agreement.

“Participation Interest” shall mean a senior or controlling pari passu participation interest in a performing Senior Mortgage Loan.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant in common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.

“Pledge and Security Agreement” shall mean, individually or collectively as the context may require, that certain (i) Pledge and Security Agreement, dated as of the Closing Date, by UK Pledgor in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of UK Seller’s Capital Stock to Buyer, (ii) Pledge and Security Agreement, dated as of the date hereof, by EUR Pledgor in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of EUR Seller’s Capital Stock to Buyer, and (iii) any Supplemental Pledge and Security Agreement.

“Pledgor” shall mean, individually or collectively, as the context may require, UK Pledgor and EUR Pledgor, and any additional Pledgor permitted under the Transaction Documents.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Purchase Due Diligence” shall have the meaning set forth in Article 3(b)(iv) hereof.

“Pre-Purchase Legal Expenses” shall mean all of the reasonable and necessary out of pocket legal fees, costs and expenses incurred by Buyer in connection with the Pre-Purchase Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset). Price Differential shall be payable in the Currency of the applicable Purchased Asset.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) IBOR Rate (or such other period based upon the applicable Purchased Asset) and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the date specified in the Confirmation relating to such transaction.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Midland Loan Services, a Division of PNC Bank, National Association, or any other primary servicer approved by, or in the case of a termination of Primary Servicer pursuant to Article 27(c), appointed by Buyer and approved by Seller, such approval not to be unreasonably withheld, condition or delayed; provided, however, that Seller shall have no approval rights in either case during the existence of an Event of Default.

“Primary Servicing Agreement” shall mean, individually or collectively, as the context may require the UK Primary Servicing Agreement, the EUR Primary Servicing Agreement, and, if any other Primary Servicer is approved by Buyer in its sole discretion, any servicing agreement with such other Primary Servicer in respect of the Purchased Assets, which agreement is approved by Buyer in its sole discretion.

“Principal Payment” shall mean, with respect to any Purchased Asset, any principal payment or prepayment received by the Depository in respect thereof.

“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal received by the Depository or allocated as principal in respect of any such Purchased Asset.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Prohibited Person” shall have the meaning set forth in Article 9(b)(xxviii).

“Prohibited Transferee” shall mean any of the Persons listed on Exhibit XVII, as modified from time to time by mutual agreement of Buyer and Seller.

“Properties” shall mean any properties owned or leased by Seller.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by a Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed and payable in the same Currency as the related Purchased Asset) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the “Advance Rate” for such Purchased Asset as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall be (a) decreased by (i) the portion of any Principal Proceeds on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (ii) any other amounts paid to Buyer by Seller to reduce such Purchase Price (including, without limitation, in accordance with Article 3(w)), and (b) increased by any Margin Availability Advance or Future Funding Advance.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller).

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the Purchased Asset Documents being held by one or more Acceptable Attorneys and as set forth in the applicable Undertaking Letters relating to each Purchased Asset, together with any additional documents and information required to be delivered to an Acceptable Attorney pursuant to such Undertaking Letters, Buyer or its designee pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A+” by S&P and “A1” by Moody’s and (c) is reasonably acceptable to Buyer; provided, that with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or clause (b) no longer applies with respect to such counterparty.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.

“Re-direction Letter” shall have the meaning specified in Article 5(b).

“Reference Banks” shall mean any leading international bank selected by Buyer which is regularly engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“Release Letter” shall mean a letter substantially in the form of Exhibit X hereto (or such other form as may be acceptable to Buyer).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean January 25, April 25, July 25 and October 25, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) the date set forth in the applicable Confirmation or if such Transaction is extended, the date to which it is extended provided, that the Repurchase Date shall not be extended beyond the Outside Repurchase Date; (ii) any Early Repurchase Date for such Transaction; and (iii) the Accelerated Repurchase Date.

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of the (i) outstanding Purchase Price of such Purchased Asset (as increased by any other additional funds advanced in connection with such

Purchased Asset); (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; (iv) any amounts that would be payable to (a positive amount) a Qualified Hedge Counterparty or an Affiliated Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of Margin Deficit; and (v) if such Repurchase Date is not a Remittance Date, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit. In addition to the foregoing, the Repurchase Price shall be decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that is applied pursuant to Article 5 to reduce such Repurchase Price and (B) any other amounts paid to Buyer by Seller to reduce such Repurchase Price.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iv)(E).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer” shall mean any executive officer of Seller.

“Sanctions” shall have the meaning assigned in Article 9(b)(xxviii).

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Contract” shall have the meaning assigned in Article 3(a)(xiii) of this Agreement.

“Security Deed” shall mean a Security Deed (or the equivalent in the relevant Additional Jurisdiction) executed and delivered on the Purchase Date by Seller in favor of Buyer for each Purchased Asset, substantially in the form attached hereto as Exhibit XIV.

“Seller” shall mean jointly and severally the entities identified as “Seller” in the Recitals hereto together with such other sellers as may be approved by Buyer in its sole discretion from time to time that become sellers pursuant to Article 29 of this Agreement.

“Seller Joinder Agreement” shall have the meaning assigned in Article 29(f) of this Agreement.

“Senior Mortgage Loans” shall mean performing senior commercial or multifamily fixed or floating rate mortgage (or the equivalent in each relevant jurisdiction relating to an Eligible Asset) loans of no less than £15,000,000 (or the equivalent in the applicable Currency) secured by first liens or mortgages on multifamily or commercial properties.

“Servicing Agreement” shall have the meaning specified in Article 27(b).

“Servicing Records” shall have the meaning specified in Article 27(b).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Servicing Tape” shall have the meaning specified in Exhibit III-B hereto.

“Spot Rate” shall mean, with respect to a Currency, the rate determined by Buyer to be the rate quoted as the spot rate for the purchase by Buyer of such Currency with the Base Currency through Buyer’s principal foreign exchange trading office at approximately 11:00 a.m. London time on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that Buyer may obtain such spot rate from another financial institution following consultation with Seller if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Currency. For purposes of calculations relating to the Maximum Facility Amount, any Transaction denominated in any Currency other than the Base Currency shall be converted to the Base Currency equivalent by using the Spot Rate quoted by Buyer on the related Purchase Date (which shall be set forth in the applicable Confirmation).

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.

“Supplemental Pledge and Security Agreement” shall mean a pledge and security agreement, (in substantially the same form as the Pledge and Security Agreement), dated as of the effective date of the related Seller Joinder Agreement, in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of the applicable Seller’s Capital Stock to Buyer.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Parent Guaranty and Indemnity, each Servicing Agreement, the Depository Agreement, each Security Deed delivered in connection with a Transaction, the Pledge and Security Agreement, the Fee Letter, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Transfer Certificate” shall mean with respect to each Purchased Asset, the form of transfer certificate, or assignment (at Buyer’s option if an assignment is an available option in the applicable jurisdiction) used to effectuate a legal transfer of the underlying mortgage loan and as attached to the underlying facilities agreement, or the equivalent in the applicable jurisdiction.

“Transferee” shall have the meaning set forth in Article 17(a) hereof.

“UCC” shall have the meaning specified in Article 6(d) of this Agreement.

“UK Depository Account” shall mean the segregated account, in the name of UK Seller, in trust for Buyer, established at Depository pursuant to this Agreement, and which is subject to the UK Depository Agreement.

“UK Depository Agreement” shall mean Deposit Account Control Agreement, dated as of the Closing Date, among Buyer, UK Seller, Depository, and Primary Servicer.

“UK Pledgor” shall mean 345-40 Partners, LLC, a Delaware limited liability company.

“UK Primary Servicing Agreement” shall mean that certain Amended and Restated Servicing Agreement by and among Buyer, UK Seller and Primary Servicer, dated as of the date hereof, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“UK Seller” shall have the meaning set forth in the Recitals hereto.

“Underlying Mortgage Loan” shall mean, with respect to any Participation Interest, a mortgage loan made in respect of the related Underlying Mortgaged Property.

“Underlying Mortgaged Property” shall mean, in the case of:

(a)    a Senior Mortgage Loan, the mortgaged property securing such Senior Mortgage Loan, as applicable; and

(b)    a Participation Interest, the mortgaged property securing the Mortgage Loan in which such Participation Interest represents a participation, as applicable;

“Undertaking Letter” shall mean one or more letters, in each case from an Acceptable Attorney or another Person acceptable to Buyer in its sole discretion, in form and substance of Exhibit XIII or as is otherwise customary in the relevant jurisdiction, and in each case acceptable to Buyer in its sole discretion, wherein such Acceptable Attorney or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File and (ii) confirms that such Acceptable Attorney or other Person acceptable to Buyer is holding the same as agent on behalf of Buyer under such letter.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information Known by Seller, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 3(r)(B)(3) of this Agreement.

“Valuer” means a reputable firm of valuers of international standing approved by the Buyer, such approval not to be unreasonably withheld, conditioned or delayed.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. References to “equivalent” of an amount means the equivalent in any Currency other than the Base Currency of any amount denominated in the Base Currency converted at the Spot Rate for the purchase of the Base Currency with such Currency.

ARTICLE 3.

INITIATION; CONFIRMATION; TERMINATION; FEES

Buyer’s agreement to enter into the initial Transaction relating to an Eligible Asset in any Additional Jurisdiction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses payable hereunder, and all of the following items, each of which shall be satisfactory in form and substance to Buyer and its counsel (to the extent not previously provided):

(a)    The following documents, delivered to Buyer (to the extent not previously delivered to Buyer):

(i)    this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(ii)    the powers of attorney, duly executed by Seller, substantially in the forms set forth on Exhibit IV hereto;

(iii)    a Depository Agreement, duly completed and executed by each of the parties thereto;

(iv)    the Fee Letter;

(v)    a Parent Guaranty and Indemnity, duly completed and executed by each of the parties thereto;

(vi)    a Pledge and Security Agreement, duly completed and executed by each of the parties thereto, together with the original certificate (if any) evidencing the ownership interest in Seller properly endorsed to Buyer;

(vii)    the Primary Servicing Agreement, duly completed and executed by each of the parties thereto;

(viii)    any and all consents and waivers applicable to Seller or to the Purchased Assets;

(ix)    UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit IX hereto, each naming the applicable Seller or Pledgor as applicable as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(x)    any documents relating to any Hedging Transactions;

(xi)    opinions of outside counsel to Seller reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, “Securities Contract” qualification, corporate matters, applicability of the Investment Company Act of 1940 to Seller or any Affiliate of Seller and security interests under the laws of the applicable states of the United States and from outside counsel to Buyer with respect to similar matters relating to the laws of England and Wales, the Netherlands, or any Additional Jurisdiction);

(xii)    good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller, Pledgor and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

(xiii)    Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xiv)    all such other and further documents, documentation and legal opinions as Buyer in its discretion shall reasonably require including, without limitation, an English law opinion from counsel to Buyer relating to any Security Deed governed by English Law;

(xv)    a Supplemental Pledge and Security Agreement duly completed and executed by each of the parties thereto, together with the original certificate (if any) evidencing the ownership interest in the applicable Seller properly endorsed to Buyer; and

(xvi)    Confirmation of Supplemental Provisions, duly completed and executed by each of the parties thereto (including all exhibits thereto).

(b)    Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)    The sum of (A) the unpaid Repurchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, in each case, shall not exceed the Maximum Facility Amount;

(ii)    Seller shall give Buyer no less than two (2) Business Days’ prior written notice of each Transaction (including the initial Transaction), which notice shall describe the terms of the Transaction and the Purchased Assets;

(iii)    On the Purchase Date, Seller shall deliver a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”). Each Confirmation shall describe the Purchased Assets, shall identify Buyer and Seller and shall be executed by both Buyer and Seller (provided, that, in instances where funds are being wired to an account other than either of the accounts of Seller described on Annex II, the Confirmation shall be signed by two (2) Responsible Officers of Seller), and shall set forth (among other things):

(A)    the Purchase Date for the Purchased Assets included in the Transaction;

(B)    the Purchase Price and requested Currency for the Purchased Assets included in the Transaction;

(C)    the Financing Fee (as defined in the Fee Letter) for each Purchased Asset included in the Transaction;

(D)    the Repurchase Date for the Purchased Assets included in the Transaction;

(E)    whether any of the Purchased Assets are Hedge-Required Assets;

(F)    the Maximum Advance Rate and requested Advance Rate;

(G)    the Market Value and LTV of the Purchased Asset; and

(H)    any additional terms or conditions not inconsistent with this Agreement and mutually agreed upon by Buyer and Seller.

(iv)    Buyer shall have the right to review, as described in Exhibit VI hereto, the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (“Pre-Purchase Due Diligence”). In furtherance of Buyer’s Pre-Purchase Due Diligence, Seller shall transmit via e-mail all such information relating to an Eligible Asset to eu-warehouse@morganstanley.com or such other method of delivery approved by Buyer. Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller. Not less than two (2) Business Days prior to the requested Purchase Date for the Transaction, Buyer shall approve an Eligible Asset in accordance with Exhibit VI hereto, which approval shall be revocable in Buyer’s sole discretion prior to the Buyer’s execution and delivery of the Confirmation on the Purchase Date. On the Purchase Date for the Transaction, which shall occur upon Buyer’s and Seller’s execution of a Confirmation with respect to an Eligible Asset, the

Eligible Assets shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller. Buyer shall inform Seller of its approval of the deliverables required in accordance with Exhibit VI attached hereto. Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (iii) above, on or before the scheduled Purchase Date of the underlying proposed Transaction, which shall serve as evidence that all conditions relating to the Proposed Transactions (as set forth in Article 3(a) or 3(b) or Exhibit VI, or elsewhere, as applicable) have been satisfied or waived by Buyer. Prior to the approval of each proposed Transaction by Buyer, unless otherwise waived by Buyer:

(A)    Buyer shall have (i) determined, in its sole discretion, that the asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (ii) determined conformity to the terms of the Transaction Documents and Buyer’s internal credit and underwriting criteria, and (iii) obtained internal credit approval, to be granted or denied in Buyer’s sole discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(B)    Buyer shall have fully completed all external legal due diligence;

(C)    Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread in accordance with the Fee Letter);

(D)    no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect;

(E)    Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Purchased Asset and any other eligibility criteria for such Purchased Asset of which Seller has Knowledge after due inquiry (the “Requested Exceptions Report”);

(F)    Buyer shall have waived in writing all exceptions in the Requested Exceptions Report;

(G)    both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit V (with respect to all Purchased Assets) (other than any representations or warranties contained in a Requested Exceptions Report) and Article 9 shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(H)    subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 26, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing (including by signing the related Confirmation) to the Eligible Asset becoming a Purchased Asset;

(I)    with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not primarily serviced by the Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, fully executed by Seller and the servicer named in the related Servicing Agreement, and shall enter into a re-direction letter among Buyer, Seller and such other servicer in form and substance similar to the Re-direction Letter;

(J)    Seller shall have paid to Buyer (i) the Financing Fee related to such Transaction (which Financing Fee may be paid out of the Purchase Price funded on the Purchase Date for the applicable Transaction), and (ii) all reasonable legal fees and expenses of outside counsel and the reasonable out-of-pocket costs and expenses actually incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(K)    Buyer shall have determined, in its sole discretion, that no Margin Deficit or Maximum Asset Exposure Threshold Breach shall exist, either immediately prior to or after giving effect to the requested Transaction;

(L)    Buyer shall have received from Seller (i) a Release Letter covering each Eligible Asset to be sold to Buyer, (ii) an original Transfer Certificate, executed in blank and (iii) a Security Deed for the applicable Eligible Asset;

(M)    Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law including without limitation changes in any Reserve Requirements and any other increase in cost to Buyer applicable to Buyer has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(N)    the Repurchase Date for such Transaction is not later than the Outside Repurchase Date;

(O)    Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(P)    with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller, Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(Q)    Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests and a “true sale” opinion with a respect to any Purchased Asset that was not originated by Seller and was acquired by Seller from an Affiliate of Seller) as Buyer in its reasonable discretion shall reasonably require;

(R)    Buyer shall have received a copy of any documents relating to any Hedging Transaction, and Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(S)    no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however defined therein, shall have occurred and be continuing under any Hedging Transaction required to be assigned hereunder;

(T)    the counterparty to Seller in any Hedging Transaction shall be an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and, in the case of a Qualified Hedge Counterparty, in the event that such counterparty no longer qualifies as a Qualified Hedge Counterparty, then, at the election of Buyer or Seller shall ensure that such counterparty posts additional collateral in an amount satisfactory to Buyer under all its Hedging Transactions with Seller, or Seller shall immediately terminate the Hedging Transactions with such counterparty and enter into new Hedging Transactions with a Qualified Hedge Counterparty; and

(U)    Buyer shall have received from (i) Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; or (ii) a Bailee Letter from an Acceptable Attorney identifying the applicable Release Letter, Security Deed and Transfer Certificate, being held on behalf of Buyer.

(c)    Upon the satisfaction of all conditions set forth in Articles 3(a) and 3(b), Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller (which Purchase Price shall be funded in the Currency denominated on the applicable Confirmation). With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s sole discretion, and notify Seller of such rate for such period each such Pricing Rate Determination Date.

(d)    Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Maximum Advance Rate or the applicable Pricing Rate set forth in the related Confirmation, the Confirmation shall prevail.

(e)    Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)    Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than one (1) Business Day prior to such Early Repurchase Date (unless such early repurchase is in connection with curing a Margin Defect or breach of any representation or warranty of Seller set forth in Exhibit V, or in connection with any of the events described in Article 3(h) having occurred, in which case such advance notice shall not be required),

(ii)    on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the applicable Purchased Asset, (y) any other amounts due and payable under this Agreement (including, without limitation, Article 3(i) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of the Purchased Assets and any related Hedging Transactions, and

(iii)    on such Early Repurchase Date, in addition to the amounts set forth in sub clause (ii) above, Seller pays to Buyer an amount sufficient to reduce the Purchase Price for all other Purchased Assets to an amount equal to the Buyer’s Margin Amount for each such Purchased Asset.

(f)    On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Upon extension of the Outside Repurchase Date pursuant to Article 3(m), the Repurchase Date for any Purchased Asset shall be automatically extended to the earlier of (i) the new Outside Repurchase Date as so extended pursuant to Article 3(m) and (ii) the maturity date of the Purchased Asset (as the same may be extended pursuant to the Purchased Asset Documents for such Purchased Asset).

(g)    If prior to the first (1st) day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining IBOR for such Pricing Rate Period (provided Buyer has performed (to the extent possible) the procedures for determining IBOR Rate set forth in the definition of IBOR in Article 2), or (ii) IBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, then Buyer shall, by written notice to Seller, which notice shall set forth in reasonable detail such circumstances, establish the Pricing Rate at a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”) until such notice has been withdrawn by Buyer. Buyer shall not convert any Transaction to an Alternative Rate Transaction or maintain any such Transaction as an Alternative Rate Transaction unless Buyer is converting other transactions to similarly situated sellers in a similar fashion.

(h)    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions or, if such adoption of or change in Requirement of

Law makes it unlawful for Buyer to continue to maintain Transactions as contemplated by this Agreement, to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law; provided, however, that to the extent any such determination by Buyer and imposition of Alternative Rate Transactions apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of Alternative Rate Transactions will not be applied solely to Seller. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 3(l) of this Agreement.

(i)    Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) default by Seller in repurchasing any Purchased Asset on the proposed Early Repurchase Date, after Seller has given written notice in accordance with Article 3(e), (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any Lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error.

(j)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the Closing Date:

(i)    shall subject Buyer or any Transferee to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) under this Agreement, or its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any Reserve Requirements, other reserves, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of IBOR hereunder; or

(iii)    shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable; provided, however, that to the extent any such determination by Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of such increased costs will not be applied solely to Seller. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(k)    If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided, however, that to the extent any such determination by Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of such increased costs will not be applied solely to Seller. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(l)    If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyer shall deliver to Seller a written statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(l) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(m)    (i) Notwithstanding the definition of Outside Repurchase Date herein, upon written request of Seller prior to the then current Outside Repurchase Date, provided that all of the extension conditions listed in clause (ii) below (collectively, the “Outside Repurchase Date Extension Conditions”) shall have been satisfied, Buyer may in its sole discretion agree to extend the Outside Repurchase Date for one (1) or more additional periods of 364 additional calendar days (each, an “Extension Period”) by giving notice to Seller of such extension; provided, that any failure by Buyer to deliver such notice of extension to Seller within twenty (20) calendar days from the date Seller’s extension request is first received by Buyer shall be deemed a denial of Seller’s request to extend such Outside Repurchase Date.

(ii)    For purposes of this Article 3(m), the Outside Repurchase Date Extension Conditions shall be deemed to have been satisfied if:

(A)    Seller shall have given Buyer written notice of Seller’s request to extend the Outside Repurchase Date, (x) with respect to the initial request to extend the Outside Repurchase Date, not less than twenty (20) calendar days prior, and no more than fifty (50) calendar days prior to the first (1st) anniversary of the Closing Date, and (y) with respect to any subsequent requests to extend the Outside Repurchase Date, not less than twenty (20) calendar days prior, and no more than fifty (50) calendar days prior to the next succeeding anniversary of the Closing Date;

(B)    no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under sub clause (ii) above or as of the date Buyer agrees to extend the Outside Repurchase Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction; and

(C)    all representations and warranties shall be true, correct, complete and accurate in all respects as of the date of Seller’s request to extend the Outside Repurchase Date and on the date upon which Buyer agrees to extend the Outside Repurchase Date (except, in each case, for the MTM Representations and to the extent otherwise set forth on an approved Requested Exceptions Report); provided, however, that if any such representation or warranty shall become untrue, incorrect, incomplete or inaccurate following the date of Seller’s request or Buyer’s agreement to extend pursuant to this Article 3(m), Buyer agrees that it shall not rescind such extension, however Buyer may exercise any and all remedies provided under this Agreement.

(n)    Any and all payments by or on account of any obligation of Seller under this Agreement or any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. Subject to the last sentence of this Article 3(n), the relevant Seller and Buyer shall co-operate in completing any procedural formalities necessary for Income in respect of each Purchased Asset to be paid without deduction or withholding at source for or on account of Taxes, provided always that neither party shall have liability to the other for anything done (or not done, as the case may be) by it under this Article 3(n). If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made. Subject to Article 21(g), no provision of this Agreement will: (i) interfere with the right of the Buyer to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (ii) oblige the Buyer to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (iii) oblige the Buyer to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

(o)    Seller shall timely pay, without duplication, (i) any Other Taxes imposed on such Seller to the relevant Governmental Authority in accordance with applicable law, and (ii) any Other Taxes imposed on Buyer or Transferee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(p)    As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Article 3, Seller shall deliver to Buyer or Transferee the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee.

(q)    Seller shall indemnify Buyer and each Transferee, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 3) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Buyer or Transferee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail calculation of the amount of such payment or liability (together with a certified copy of the return reporting such payment, if applicable, or other evidence of such payment reasonably satisfactory to Seller) delivered to Seller by Buyer or such Transferee shall be conclusive absent manifest error.

(r)    Any Buyer or Assignee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Assignee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 3(r)(A), (B) and (D) below) shall not be required if in Buyer’s or Assignee’s reasonable judgment such completion, execution or submission would subject Buyer or such Assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Assignee.

Without limiting the generality of the foregoing:

(A)    Buyer and any Assignee that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer or such Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W 9 certifying that Buyer or Assignee is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Assignee shall, to the extent it is legally entitled to do so, deliver to the Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Assignee acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1)    in the case of a Foreign Assignee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W 8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VIII-1 to the effect that such Foreign Assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)    to the extent a Foreign Assignee is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-2 or Exhibit VIII-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Assignee is a partnership and one or more direct or indirect partners of such Foreign Assignee are claiming the portfolio interest exemption, such Foreign Assignee may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Assignee shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Assignee acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)    if a payment made to Buyer or Assignee under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer or Assignee has complied with Buyer or Assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FACTA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer and each Assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(s)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to this Article 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(s) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(s), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(s) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(t)    Each party’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(u)    If any Buyer or Assignee requests compensation under Article 3 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3(i), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(g) or (i)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(g) or payments required to be made pursuant to Article 3(i), such assignment will result in a reduction in such compensation or payments. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

(v)    On any Business Day prior to the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of any Purchased Asset without terminating the Transaction and without release of any Purchased Items; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential as of the applicable Business Day on the amount of such reduction, and (ii) Seller provides Buyer with one (1) Business Day prior notice with respect to any reduction in outstanding Purchase Price occurring on any date that is not a Remittance Date. In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(v), Buyer and Seller shall modify the existing Confirmation for the Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset. Any transfer of cash made pursuant to this Article 3(v) shall be in an amount equal to or greater than £1,000,000.

(w)    If at any time prior to the Repurchase Date there exists Margin Availability with respect to a Purchased Asset, Seller may, on any Business Day, submit to Buyer a request that Buyer transfer cash to Seller (in the applicable Currency of the Purchased Asset) so as to increase the outstanding

Purchase Price for such Purchased Asset in the amount (not to exceed the Margin Availability) requested by Seller (a “Margin Availability Advance”). The Margin Availability Advance shall be funded by Buyer on the date requested by Seller (which requested funding date shall one (1) Business Day following the date of Seller’s delivery of a request for a Margin Availability Advance if such request for a Margin Availability Advance is delivered by 3:00 p.m. New York City time on any Business Day). It shall be a condition to Buyer’s obligation to make any Margin Availability Advance that (i) as of the funding of such Margin Availability Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Margin Availability Advance, and (ii) the funding of the Margin Availability Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount. In connection with any funding of a Margin Availability Advance pursuant to this Article 3(w), Buyer and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset. Any Margin Availability Advance shall be in an amount equal to or greater than £1,000,000 (or the equivalent in the applicable Currency of the Purchased Asset).

(x)    Subject to Article 4, at any time prior to the Repurchase Date, in the event a future funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Purchased Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller (in the applicable Currency of the Purchased Asset) in an amount not to exceed the Maximum Advance Rate multiplied by the amount of such future funding (a “Future Funding Advance”), which Future Funding Advance shall increase the outstanding Purchase Price for such Purchased Asset. It shall be a condition to Buyer’s obligation to make any Future Funding Advance that (i) as of the funding of such Future Funding Advance, no Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Future Funding Advance, (ii) the funding of the Future Funding Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount, and (iii) Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions to the future funding under the Purchased Asset Documents have been satisfied in all material respects. Buyer shall transfer cash to Seller as provided in this Article 3(x) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the delivery of a modified Confirmation for the applicable Transaction (as more particularly described below) and the close of business on the Business Day immediately following the Business Day on which Buyer reasonably determines that the conditions precedent to Buyer’s obligation to make any Future Funding Advance as set forth in this Article 3(x) have been satisfied (or, in Buyer’s sole discretion, waived). In connection with any funding of a Future Funding Advance pursuant to this Article 3(x), Buyer and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset and any other modifications to the terms set forth on the existing Confirmation. Any Future Funding Advance shall be in an amount equal to or greater than £1,000,000 (or the equivalent in the applicable Currency of the Purchased Asset). Notwithstanding anything to the contrary herein, Buyer shall not be obligated to make any Future Funding Advance unless Seller has previously or simultaneously with Buyer’s funding of a Future Funding Advance funded or caused to be funded to the underlying borrower (or to an escrow agent or as otherwise directed by the underlying Borrower) in respect of such Purchased Asset.

ARTICLE 4.

MARGIN MAINTENANCE

(a)    If at any time Buyer’s Margin Amount for any Purchased Asset is less than the Repurchase Price for such Purchased Asset (a “Margin Deficit”), then, so long as such Margin Deficit equals or exceeds £150,000 (or the equivalent in the applicable Currency of the Purchased Asset), Buyer may by notice to Seller in the form of Exhibit VII (a “Margin Deficit Notice”) require Seller to (i) repurchase such Purchased Asset at its Repurchase Price, (ii) make a payment in reduction of the outstanding Purchase Price for such Purchased Asset (including by requesting a Margin Availability Advance pursuant to Section 3(w) for any other Purchased Asset for which there exists Margin Availability, and applying funds from such Margin Availability Advance to the applicable Margin Deficit, in the equivalent applicable Currency of the Purchased Asset that is the subject of the Margin Deficit) or (iii) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases and payments, Buyer’s Margin Amount for such Purchased Asset, shall be equal to or greater than the related Repurchase Price for such Purchased Asset. Seller shall perform the obligations under this Article 4(a) by the close of the next succeeding Business Day if the Margin Deficit Notice was received by Seller prior to 3:00 p.m. New York City time, or, the second (2nd) succeeding Business Day if the Margin Notice was received by Seller after 3:00 p.m. New York City time (the “Margin Deadline”).

(b)    The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c)    In addition to the Approved Valuations delivered by Seller in accordance with Article 11(z), Buyer shall have the right to require additional Approved Valuations from time-to-time relating to any or all of the Purchased Assets. Buyer shall request such additional Approved Valuations in writing and Seller shall procure and deliver such requested Approved Valuations within forty five (45) Business Days of receipt of such request (or such other time period as determined by the Buyer in its sole discretion). In the event that any additional Approved Valuation relating to a Purchased Asset and requested pursuant to this Article 4(c), when considered together with the other criteria used to determine Market Value in accordance with this Agreement, results in a Margin Deficit relating to the applicable Purchased Asset, then the cost of such additional valuation shall be an obligation of Seller. In the event that any additional Approved Valuation relating to a Purchased Asset and requested pursuant to this Article 4(c), when considered together with the other criteria used to determine Market Value in accordance with this Agreement, does not result in a Margin Deficit relating to the applicable Purchased Asset, then the cost of such additional valuation shall be an obligation of Buyer.

ARTICLE 5.

INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)    Each Depository Account shall be established at the Depository and shall be subject to the applicable Depository Agreement which, (i) in the case of the UK Depository Agreement, shall have been delivered on the Closing Date, and (ii) in the case of the EUR Depository Agreement, shall be executed and delivered concurrently with the execution and delivery of this Agreement. Pursuant to each Depository Agreement, Buyer shall have sole dominion and control over each Depository Account. Each Depository Account shall, at all times, be subject to the applicable Depository Agreement. All Income in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, shall be deposited directly by the underlying obligor of each Purchased Asset or as directed by the Primary Servicer in accordance with the Primary Servicing Agreement (or by any other servicer and related direct agreement, to the extent any Purchased Asset is not serviced by the Primary Servicer). Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) and (d) of this Agreement.

(b)    For all Purchased Assets Seller shall deliver to each servicer or trustee, as applicable, with respect to such Purchased Asset an irrevocable direction letter in the form of Exhibit XI (the “Re-direction Letter”), instructing the applicable party with respect to such Purchased Asset to pay all amounts payable under the related Purchased Asset into the applicable Depository Account. If any such party with respect to the Purchased Asset forwards any Income with respect to a Purchased Asset to the Collection Account, rather than directly to the applicable Depository Account, Seller shall, or shall cause such Affiliate to, deliver an additional Re-direction Letter to the applicable party with respect to the Purchased Asset and make other best efforts to cause such party to forward such amounts directly to the applicable Depository Account. Any such funds on deposit in the Collection Account will be transferred to the applicable Depository Account as directed by the Primary Servicer in accordance with the Primary Servicing Agreement.

(c)    So long as no Event of Default or Margin Deficit with respect to any Purchased Asset shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets (other than scheduled or unscheduled Principal Payments and net sale proceeds) and the associated Hedging Transactions during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)    first, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date and (B) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, under any Hedging Transaction related to a Purchased Asset;

(ii)    second, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document; and

(iii)    third, to the Seller, the remainder, if any.

(d)    So long as no Event of Default or Margin Deficit shall have occurred and be continuing, any Principal Payments shall be applied by the Depository on the Business Day following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i)    first, pro rata, (A) to Buyer, until the Purchase Price for such Purchased Asset has been reduced to the Buyer’s Margin Amount for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sales proceeds, if applicable) and (B) solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, related to such Purchased Asset, to such Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, an amount equal to any accrued and unpaid breakage costs under such Hedging Transaction related to such Purchased Asset;

(ii)    second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iii)    third, to the Seller, any remainder.

(e)    If Buyer shall have determined that a Margin Deficit shall have occurred and be continuing, but no Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)    first, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (B) to any Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, any amounts then due and payable to such Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, under any Hedging Transaction related to such Purchased Asset;

(ii)    second, to Buyer, an amount to reduce the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to the Buyer’s Margin Amount as of the date of such payment (as determined by Buyer after giving effect to all Principal Payments and application of net sale proceeds, if any, on such day);

(iii)    third, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv)    fourth, to the Seller, any remainder.

(f)    If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i)    first, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (B) to any Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, any amounts then due and payable to an Affiliated Hedge Counterparty or Qualified Hedge Counterparty, as applicable, under any Hedging Transaction related to such Purchased Asset;

(ii)    second, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price has been reduced to zero;

(iii)    third, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document, including, without limitation, (a) the entire Repurchase Price on all Purchase Assets (regardless of acceleration or otherwise of the Seller’s obligations), and (b) all costs of collection associated with the interpretation and enforcement of Buyer’s rights and remedies under this Agreement and all of the other Transaction Documents; and

(iv)    fourth, to the Seller, any remainder.

For the avoidance of doubt, the obligations hereunder shall be fully recourse to Seller.

ARTICLE 6.

SECURITY INTEREST

(a)    Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such

Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents, including any obligations of Seller under any Hedging Transaction entered into with any Affiliated Hedge Counterparty and to secure the obligation of Seller or its designee to service the Purchased Assets in conformity with Article 27 and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i)    the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii)    the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(iii)    all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(iv)    all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)    Without limiting Article 6(a) hereto, to secure payment of the Repurchase Obligations owing to Buyer, Seller hereby grants to Buyer a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:

(i)    any and all interests of Seller in, to and under (A) the Depository Account and all monies from time to time on deposit in the Depository Account and (B) the Collection Account and all monies from time to time on deposit in the Collection Account;

(ii)    the Purchased Items;

(iii)    all servicing fees and rights relating to the Purchased Assets and all Servicing Records;

(iv)    any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(v)    Seller’s rights, but not obligations, under each Hedging Transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations.

(c)    Buyer agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties with respect to the security interest granted hereby to secure the obligations owing to the Affiliated Hedge Counterparties under any Hedging Transactions, including, without limitation, with respect to the Purchased Assets.

(d)    Buyer’s security interest in the Collateral shall terminate only upon termination of Seller’s obligations under this Agreement, all Hedging Transactions and the documents delivered in connection herewith and therewith and the other Transaction Documents including, for the avoidance of doubt, Seller repurchasing each Purchased Asset. For the avoidance of doubt, Buyer’s security interest in the Collateral shall not terminate upon Buyer’s determination of the Market Value of any Purchased Asset to be zero. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the Delaware Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of Delaware. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

(e)    Seller acknowledges that neither it nor Guarantor has rights to service the Purchased Assets but only has rights as a party to the Primary Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

ARTICLE 7.

PAYMENT, TRANSFER AND CUSTODY

(a)    On the Purchase Date for each Transaction, ownership of the Purchased Asset shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller or an Acceptable Attorney pursuant to an escrow letter or other undertaking approved by Buyer, in its sole discretion specified in the Confirmation relating to such Transaction.

(b)    On or before each Purchase Date, Seller shall deliver or cause to be delivered the Purchased Asset File to the Custodian, as applicable, or one or more Acceptable Attorneys, each pursuant to an Undertaking Letter and shall cause the applicable Release Letter, Security Deed and Transfer Certificate to the Custodian (or Bailee, as applicable). Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Buyer a copy of each document as specified in the Purchased Asset File, pertaining to each of the Purchased Assets relating to each Transaction, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(c)    From time to time, Seller shall forward to the Buyer and to the applicable Acceptable Attorney additional copies of, originals of, documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this

Agreement, and upon receipt of any such other documents, the applicable Acceptable Attorney shall hold such other documents in accordance with the related Undertaking Letter. With respect to all of the Purchased Assets delivered by Seller to Buyer, its designee (including the Custodian), or the Acceptable Attorney, as the case may be, Seller shall have executed and delivered to Buyer each omnibus power of attorney substantially in the forms of Exhibit IV attached hereto irrevocably appointing Buyer its attorney in fact with full power to (i) complete the Transfer Certificates relating to the Purchased Assets, (ii) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, (iii) enforce Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement and to, and (iv) take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records; provided that Buyer agrees not to and shall not exercise its rights under such power of attorney unless a monetary Default or an Event of Default has occurred and is continuing. The Purchased Asset Files shall be maintained in accordance with the applicable Undertaking Letter and the Custodial Agreement, as applicable. Seller or its designee shall maintain a copy of the Purchased Asset File. The books and records (including, without limitation, any computer records or tapes) of Seller shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. The applicable Acceptable Attorney and the Custodian shall release its custody of the Purchased Asset File only in accordance with the terms of the Undertaking Letter and only if required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

(d)    Buyer hereby grants to Seller a revocable option to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the Purchased Assets and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no monetary Default or Event of Default has occurred and is continuing. Upon the occurrence and during the continuation of a monetary Default or an Event of Default or with respect to the exercise of any voting or corporate rights with respect to the Purchased Assets that could materially impair the Market Value, and in each case subject to the provisions of the Purchased Asset Documents, the revocable option discussed above shall automatically terminate and thereafter Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer).

(e)    Notwithstanding the rights granted to Seller pursuant to clause (d) above, Seller shall not enter into any material amendments, modifications, waivers, releases, sales, transfers, dispositions or other resolutions relating to the Purchased Assets, including, without limitation, the following actions set forth in clauses (i) through (xi) below, without the prior written consent of Buyer:

(i)    any forbearance, extension or other loan modification with respect to any Purchased Asset, including, without limitation, (A) any modification of the amount or timing of any regularly scheduled payments of principal and non-contingent interest of any Purchased Asset or (B) any change in the frequency of scheduled payments of principal and interest with respect to any Purchased Asset;

(ii)    the release, discharge or reduction of any: (A) Lien on any mortgaged property or (B) Lien or claim on any letters of credit and other non-cash collateral that is required to be maintained pursuant to the underlying Mortgage loan documents, if any;

(iii)    the extension of credit (including increasing the terms of any existing credit) to any Person with respect to any Purchased Asset;

(iv)    any sale or other disposition of any Purchased Asset, mortgaged property or any other material property or collateral related thereto;

(v)    the incurrence of any Lien or other encumbrance other than as expressly created hereunder or under any other Transaction Document;

(vi)    the reduction of the principal amount of any Purchased Asset other than (A) with respect to a dollar-for-dollar principal payment or (B) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount subsequently reduced was not taken into account by Buyer in determining the related Maximum Advance Rate;

(vii)    any increase in the amount of any Purchased Asset other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances;

(viii)    any subordination of the Lien priority of any Purchased Asset or the payment priority of any Purchased Asset other than a subordination required under the then-existing terms and conditions of such Purchased Asset; provided, however, that the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which do not adversely affect the rights and interest of the holder of the Purchased Asset;

(ix)    any waiver, amendment or modification of any cash management or reserve account requirements of any Purchased Asset other than changes required under the then-existing Purchased Asset documentation for such Purchased Asset;

(x)    any waiver of any due-on-sale or due-on-encumbrance provisions of any Purchased Asset other than waivers required to be given under the then-existing Purchased Asset documents for such Purchased Asset; and

(xi)    any waiver, amendment or modification of the underlying insurance requirements of any Purchased Asset.

Seller shall promptly (and in any event not later than two (2) Business Days following execution) provide Buyer with executed copies of any other amendments, modifications, waivers, releases, sales, transfers, dispositions or other resolutions relating to the Purchased Assets.

(f)    Notwithstanding the rights granted to Seller pursuant to clause (d) above, Seller shall not, and shall not permit any security trustee, Primary Servicer or any other servicer of any Purchased Asset to consent to any proposal as described in clause (e) above without the prior written consent of Buyer or waiver thereof.

ARTICLE 8.1

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)    Title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets, as long as no such action shall cause the tax owner of the Purchased Assets not to be the Seller (or the Guarantor, as the case may be), and provided that no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof, or of Buyer’s obligations pursuant to Article 17 hereof.

(b)    Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

(c)    the Seller (and its Affiliates) shall not give notice of assignment to any underlying borrower or other obligor without the prior written consent of the Buyer and the parties agree and acknowledge that for the limited purposes of English law that the assignment contained in this clause is intended to take effect only as an equitable assignment unless the Buyer otherwise agrees or directs.

Notwithstanding any other provision contained herein, Buyer shall be permitted to freely sell, transfer or hypothecate any Purchased Asset to any Affiliate of Buyer, so long as no such action shall cause the tax owner of the Purchased Asset not to be the Seller (or the Guarantor, as the case may be), and provided that no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof, or of Buyer’s obligations pursuant to Article 17(b), (c), or (d), as applicable.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

(a)    Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are

[1]	Subject to additional provision under Dutch law if required by local counsel.

affected. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction hereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b)    In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i)    Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)    Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)    Intentionally Omitted.

(iv)    Non Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to and imposed upon Seller, or (D) any applicable Requirement of Law, in the case of clauses (B), (C) or (D) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v)    Litigation; Requirements of Law. Except as otherwise disclosed in writing to Buyer prior to Closing Date, as of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller after due inquiry, threatened against Seller, Pledgor or Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller, Pledgor or Guarantor that is reasonably likely to result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller, Pledgor, nor Guantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority applicable to and imposed upon Seller, Pledgor or Guarantor.

(vi)    No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)    Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8 102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the equitable owner of such Purchased Assets free of any adverse claim, but subject to the rights of Seller and obligations of Buyer under this Agreement and the other Transaction Documents. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement and the relevant Security Deed are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets subject to the rights of Seller and obligations of Buyer under the Agreement and the other Transaction Documents (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(viii)    No Material Adverse Effect; No Defaults. To Seller’s Knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Buyer of in writing. No Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(ix)    Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x)    Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)    As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for (1) Liens to be released simultaneously with the sale to Buyer hereunder and (2) Liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such Liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B)    The provisions of this Agreement, the relevant Security Deed and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C)    Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(D)    Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit IX attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(E)    Upon execution and delivery of the Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(F)    Upon execution and delivery of the Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Purchased Items or any after-acquired property related to such Purchased Items. Except to the extent disclosed in a requested Exceptions Report, the Acceptable Attorney is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(G)    Upon execution and delivery of the Security Deed, Buyer shall have a valid charge over and security interest in the accounts named therein and all amounts at any time on deposit therein.

(xi)    Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xii)    Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration by Seller with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than consents, approvals and filings that have already been obtained or made, as applicable, and the filing of certain financing statements in respect of certain security interests).

(xiii)    Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xiv)    No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xv)    Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvi)    Taxes. Seller and each Affiliate of Seller have timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Seller and each Affiliate of Seller have satisfied all of their withholding tax obligations. No tax Liens have been filed against any assets of Seller or any Affiliate of Seller and no claims are currently being asserted in writing against Seller or any Affiliate of Seller with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xvii)    Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xviii)    Solvency. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xix)    Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xx)    Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under or context in which they were made.

(xxi)    Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets provided and prepared by Seller has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxii)    Hedging Transactions. As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiii)    Intentionally Deleted.

(xxiv)    Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxv)    No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvi)    Anti-Money Laundering, Anti-Corruption and Economic Sanctions.

(a)    Seller is in compliance, in all material respects, with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)    Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxvi) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates, that neither Seller, nor, any of its Affiliates, is a Prohibited Investor and Seller is not acting on behalf of or for the benefit of any Prohibited Investor. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxvii)    Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxviii)    Office of Foreign Assets Control. Seller warrants, represents and covenants that neither the Seller, any of its Affiliates or the Assets are or will be an entity or Person that is or is owned or controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”). Seller covenants and agrees that, with respect to the Transactions under this Agreement, none of Seller or, to Seller’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, Assets or dealings, with any Person who is the subject of Sanctions. Seller further covenants and agrees that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(xxix)    Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Annex I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral and Purchased Items, is its notice address. Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change.

(xxx)    Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxxi)     Ownership. Seller is and shall remain at all times a wholly owned direct or indirect subsidiary of Guarantor.

ARTICLE 10.

NEGATIVE COVENANTS OF SELLER

On and as of the Closing Date, as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)    take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)    transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer, unless and until such Purchased Asset is repurchased by Seller in accordance with this Agreement;

(c)    modify in any material respect any Servicing Agreements to which it is a party, without the consent of Buyer in its discretion, not to be unreasonably withheld, conditioned or delayed;

(d)    create, incur or permit to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral or Purchased Items, whether now owned or hereafter acquired, other than the Liens granted by Seller pursuant to Article 6 of this Agreement, the Security Deed and the Lien granted by Sponsor under the Pledge and Security Agreement or unless and until such Purchased Asset relating to such Purchased Items or Collateral is repurchased by Seller in accordance with this Agreement;

(e)    except as otherwise expressly provided herein, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole discretion;

(f)    consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 7(e);

(g)    permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, other than special purpose entity provisions, for which such consent shall be in Buyer’s sole discretion;

(h)    acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(i)    use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(j)    enter into any Hedging Transaction with respect to any Purchased Asset with any entity that is not an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty; or

(k)    incur any Indebtedness other than pursuant to, and in accordance with, this Agreement and the other Transaction Documents.

ARTICLE 11.

AFFIRMATIVE COVENANTS OF SELLER

On and as of the Closing Date, as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a)    Seller shall promptly notify Buyer of any material adverse change (as determined by Seller in its commercially reasonable judgment) (i) in the business operations and/or financial condition of Seller, Pledgor or Guarantor; (ii) impacting any Purchased Asset, including, without limitation any adverse impact on maintaining regulatory (including licensing) compliance with respect to any such Purchase Asset; provided, however, that the failure to deliver such a notice within ten (10) Business Days of Seller’s Knowledge of such failure shall not give rise to a Default or Event of Default and nothing in this Article 11(a) shall relieve Seller of its other obligations under this Agreement.

(b)    Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Article 9.

(c)    Seller shall (i) defend the right, title and interest of Buyer in and to the Collateral and Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than Liens created in favor of Buyer pursuant to the Transaction Documents) and (ii) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)    Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller of which Seller has Knowledge as soon as possible but in no event later than the immediately succeeding Business Day after obtaining Knowledge of such event.

(e)    Seller shall cause the special servicer rating of the special servicer with respect to all mortgage loans underlying Purchased Assets to be no lower than “average” by S&P to the extent Seller controls or is entitled to control the selection of the special servicer. In the event the special servicer rating with respect to any Person acting as special servicer for any mortgage loans underlying Purchased

Assets shall be below “average” by S&P, or if an Act of Insolvency occurs with respect to Seller or Guarantor, Buyer shall be entitled to transfer special servicing with respect to all Purchased Assets to an entity satisfactory to Buyer, to the extent Seller controls or is entitled to control the selection of the special servicer.

(f)    Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be requested by Buyer from time to time and within Seller’s possession or control or which is otherwise reasonably obtainable by Seller.

(g)    Seller will permit Buyer or its designated representative to inspect Seller’s non-privileged records with respect to the Collateral and the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed twice per calendar year unless an Event of Default has occurred and is continuing), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h)    If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related and necessary duly executed transfer documents to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i)    At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral or Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item and/or Collateral, as applicable, pursuant to this Agreement, and the documents delivered in connection herewith.

(j)    Seller shall provide, or cause to be provided, to Buyer the following financial and reporting information:

(i)    Within 15 calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);

(ii)    Within 45 calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii)    Within 90 calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv)    Upon Buyer’s request:

(A)    a listing of any material changes in Hedging Transactions with Qualified Hedge Counterparties, the names of the Qualified Hedge Counterparties and the material terms of such Hedging Transactions, delivered within 10 calendar days after Buyer’s request; and

(B)    copies of Seller’s and Guarantor’s Federal Income Tax returns, if any, delivered within 30 calendar days after the earlier of (A) filing or (B) the last filing extension period.

To the extent Seller fails to deliver any of the financial and reporting information required under this clause (j), upon becoming aware of any such deficiency, either by notice from Buyer or otherwise, Seller shall have up to ten (10) Business Days to correct such deficiencies.

(k)    Seller shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.

(l)    Seller shall and shall cause Guarantor to at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller and Guarantor or any of its assets and Seller and Guarantor shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(m)    Seller shall or shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n)    Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, including Tax liabilities, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; provided such contest operates to suspend collection of the contested tax and enforcement of a lien.

(o)    Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Seller or Guarantor and of any change in Seller’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(p)    Seller will maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(q)    Seller shall provide Buyer and its Affiliates with reasonable access plus any such additional reports as Buyer may reasonably request. Upon reasonable prior notice (unless a monetary Default, a material non-monetary Default or an Event of Default shall have occurred and be continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its Properties, and (iii) discuss Seller’s business and affairs with its Responsible Officers.

(r)    Seller shall enter into Hedging Transactions with respect to each of the Hedge-Required Assets to the extent necessary to hedge interest rate risk associated with the Purchase Price on such Hedge-Required Assets, in a manner reasonably acceptable to Buyer, to the extent that such Hedging Transactions will not give rise to non-qualifying REIT income under section 856 of the Code.

(s)    Seller shall take all such steps as Buyer deems necessary to perfect the security interest granted pursuant to Article 6 in the Hedging Transactions, shall take such action as shall be necessary or advisable to preserve and protect Seller’s interest under all such Hedging Transactions (including, without limitation, requiring the posting of any required additional collateral thereunder, and hereby authorizes Buyer to take any such action that Seller fails to take after demand therefor by Buyer. Seller shall provide the Custodian and Acceptable Attorney with copies of all documentation relating to Hedging Transactions with Qualified Hedge Counterparties promptly after entering into same. All Hedging Transactions, if any, entered into by Seller with Buyer or any of its Affiliates in respect of any Purchased Asset shall be terminated contemporaneously with the repurchase of such Purchased Asset on the Repurchase Date therefor.

(t)    Seller shall:

(i)    continue to engage in business of the same general type as now conducted by it or otherwise as reasonably approved by Buyer prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets);

(ii)    comply with all contractual obligations and with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)    keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)    not (a) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure or (b) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) calendar days prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder;

(v)    pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(vi)    permit Affiliates of Buyer, upon reasonable prior notice (unless a monetary Default, a material non-monetary Default or an Event of Default shall have occurred and be continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its Responsible Officers, all to the extent reasonably requested by Buyer; and

(vii)    not cause or permit any Change of Control without Buyer’s prior written consent.

(u)    Seller shall cause each servicer of a Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the quarter (or any portion thereof) prior to the date of Buyer’s request.

(v)    Seller has not and will not, except in connection with the obligations contemplated under the Transaction Documents:

(i)    engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, and activities incidental thereto;

(ii)    acquire or own any assets other than (A) the Purchased Assets, (B) loans and other assets being assessed by Buyer as a potential Purchased Asset, and (C) such incidental personal property related to each of the foregoing;

(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)    (A) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Buyer;

(v)    own any subsidiary, or make any investment in, any Person;

(vi)    commingle its assets with the assets of any other Person (excluding any consolidation of its financials with those of an Affiliate in accordance with GAAP), or permit any Affiliate or constituent party independent access to its bank accounts;

(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement or any other Transaction Document and unsecured trade debt in an unpaid amount less than $100,000;

(viii)    fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, except, in each instance, to the extent permitted under GAAP;

(ix)    except for capital contributions or capital distributions permitted under the terms and conditions of Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person, except as required pursuant to Section 28(m) hereof;

(xii)    except in connection with a Purchased Asset or a loan or asset being assessed by Buyer as a potential Purchased Asset, make any loans or advances to any Person, or own any stock or securities of, any Person, except as a result of the joint and several nature of the obligations of such Person as required pursuant to Section 28(m) hereof;

(xiii)    fail to (A) file its own tax returns separate from those of any other Person, except to the extent Seller is treated as a “disregarded entity” for tax purposes and is not required to file separate tax returns under applicable Legal Requirements, and (B) pay any taxes required to be paid under applicable law; provided, however, that Seller shall not have any obligation to reimburse its equity holders or their Affiliates for any taxes that such equity holders or their Affiliates may incur as a result of any profits or losses of Seller;

(xiv)    fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any misunderstanding of which Seller has Knowledge regarding its separate identity;

(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xvi)    if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of Seller, including, without limitation, each Independent Director, take any material action or any action that might cause such entity to become insolvent;

(xvii)    fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks bearing its own name;

(xviii)    fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xix)    acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, except as required pursuant to Section 28(m) hereof;

(xx)    have any employees, but shall be permitted to utilize employees of its Affiliates;

(xxi)    fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxii)    have any of its obligations guaranteed by an Affiliate, other than Guarantor, except as required pursuant to Section 28(m) hereof;

(xxiii)    identify itself as a department or division of any other Person;

(xxiv)    acquire obligations or securities of its members or any Affiliates, except as required pursuant to Section 28(m) hereof; or

(xxv)    except in connection with the Purchased Assets or a loan or asset being assessed by Buyer as a potential Purchased Asset, buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(w)    With respect to each Eligible Asset to be purchased hereunder that is an Eligible Asset, Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related mortgaged property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(x)    Seller shall obtain customary estoppels and agreements reasonably acceptable to Buyer for each Asset that is subject to a ground lease.

(y)    Seller shall be solely responsible for the fees and expenses of the Custodian and Acceptable Attorney, Depository and each servicer (including, without limitation, the Primary Servicer) of any or all of the Purchased Assets.

(z)    By the date that is forty-five (45) calendar days following each anniversary of the Purchase Date with respect to each Purchased Asset, Seller shall, at its sole cost and expense, procure and deliver an updated Approved Valuation relating to each such Purchased Asset in each case prepared by an Approved Valuer and dated within ninety (90) days of the date on which it is delivered by Seller to Buyer.

ARTICLE 12.

EVENTS OF DEFAULT; REMEDIES

(a)    Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)    Seller or Guarantor shall fail to repurchase (A) Purchased Assets upon the applicable Repurchase Date or (B) an Ineligible Asset (as hereunder defined) in accordance with Article 12(c);

(ii)    Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made), except that such failure shall not be an Event of Default if sufficient Income, including Principal Proceeds which would otherwise be remitted to Buyer pursuant to Article 5 of this Agreement is on deposit in the Depository Account but the Depository fails to remit such funds to Buyer, so long as Seller causes such funds to be remitted to Buyer within two (2) Business Days of such failure;

(iii)    Seller or Guarantor shall fail to cure any Margin Deficit in accordance with Article 4 of this Agreement;

(iv)    Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of the Pledge and Security Agreement, or the Guarantee or any other Transaction Document, which failure is not remedied within three (3) Business Days of notice thereof;

(v)    Seller shall default in the observance or performance of its obligation in any agreement contained in Article 10 of this Agreement and, such default shall not be cured within five (5) Business Days after notice by Buyer to Seller thereof;

(vi)    an Event of Default shall have occurred and be continuing under any Parallel Repurchase Facility;

(vii)    an Act of Insolvency occurs with respect to Seller or Guarantor;

(viii)    any of the Persons included within the definition of Knowledge as set forth in Article 2 shall admit to any Person in writing of Seller’s or Guarantor’s inability to, or intention not to, perform any of its obligations hereunder;

(ix)    the Depository Agreement, the Pledge and Security Agreement, the Parent Guaranty and Indemnity or any other Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller, Guarantor or any counter-party thereto, as the case may be;

(x)    Seller or Guarantor shall be in default under (i) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $100,000, with respect to Seller or $25,000,000, with respect to Guarantor or (2)

permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $100,000, with respect to Seller or $25,000,000, with respect to Guarantor; or (ii) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $100,000, with respect to Seller or $25,000,000, with respect to Guarantor;

(xi)    (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xii)    either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within five (5) Business Days after notice thereof from Buyer to Seller or after Seller otherwise has Knowledge thereof, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets;

(xiii)    an “Event of Default,” “Termination Event,” “Potential Event of Default” or other default or breach, however defined therein, occurs under any Hedging Transaction on the part of Seller, or the counterparty to Seller on any such Hedging Transaction with a Qualified Hedge Counterparty ceases to be a Qualified Hedge Counterparty, that is otherwise not cured within any applicable cure period thereunder after notice thereof from an Affiliated Hedge Counterparty or Qualified Hedge Counterparty to Seller;

(xiv)    any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension or termination has a Material Adverse Effect in the determination of Buyer;

(xv)    any representation (other than representations and warranties of Seller set forth on Exhibit V, Article 9(b)(x)(C) or MTM Representations) made by Seller to Buyer shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated and, to the extent that such incorrect or untrue representation is capable of being cured by Seller, such incorrect or untrue representation is not cured by Seller within five (5) Business Days after notification from Buyer or after Seller otherwise has Knowledge thereof;

(xvi)    a final non appealable judgment by any court of competent jurisdiction for the payment of money (a) rendered against Seller in an amount greater than $100,000 or (b) rendered against Guarantor in an amount greater than $25,000,000, and remained undischarged or unpaid for a period of ten (10) Business Days, unless such judgment is effectively stayed by fully bonding over or other means acceptable to Buyer;

(xvii)    if Seller shall breach or fail to perform any of the covenants contained in this Agreement, other than those specifically otherwise referred to in this Article 12, and for all breaches other than the failure to transfer Income from a Collection Account to the Depository Account on a timely basis in accordance with the penultimate sentence of Article 5(b), provided, however, such breach or failure to perform shall not be an Event of Default if, to the extent any such covenant is capable of being cured by Seller, such breach or failure to perform is cured by Seller no later than five (5) Business Days after notification from Buyer or after Seller otherwise has Knowledge thereof, provided, further, if any covenant contained in this agreement provides Seller with a period of time to cure, correct or remedy any breach or failure to perform such covenant, the five (5) Business Day cure period provided in this clause (xvii) shall not modify, amend or increase such period of time provided therein;

(xviii)    the Parent Guaranty and Indemnity or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Guarantor, Seller or any Affiliate of either such party; and

(xix)    the breach by Guarantor of any term, covenant (financial or otherwise) or condition set forth in the Parent Guaranty and Indemnity or of any representation, warranty, certification or covenant made or deemed made in the Parent Guaranty and Indemnity by Guarantor or if any certificate furnished by Guarantor to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished; provided, however, that solely with respect to any non-monetary breach under the Parent Guaranty and Indemnity, such breach shall not constitute an Event of Default if Guarantor cures such breach within the cure period set forth in the Parent Guaranty and Indemnity, and if no such cure period exists, within five (5) Business Days following delivery of notice of such breach by Buyer to Guarantor;

(b)    After the occurrence and during the continuance of an Event of Default the Buyer shall have no obligation to enter into any further Transactions hereunder and, Seller hereby appoints Buyer as attorney in fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney in fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)    At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)    If Buyer exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:

(A)    Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date without presentment or demand of any kind, which are hereby expressly waived; and

(B)    to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360-day-per-year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement).

(iii)    Upon the occurrence and during the continuance of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default, including without limitation, all costs of collection associated with the interpretation and enforcement of Buyer’s rights and remedies under this Agreement and all of the other Transaction Documents; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default, (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller.

(iv)    The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)    Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for (A) the amount (including in connection with the enforcement of this Agreement) of all out-of-pocket losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller and (B) all documented actual costs incurred by Buyer in connection with Hedging Transactions in the event that Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.

(vi)    Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii)    Subject to the applicable notice and cure periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of non-judicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)    If at any time Buyer determines that a Purchased Asset is an Ineligible Asset, the related Transaction shall terminate and an Early Repurchase Date shall be deemed to occur with respect to such Purchased Asset. No later than (A) two (2) Business Days after receiving notice from Buyer that such Purchased Asset has become an Ineligible Asset or (B) three (3) Business Days after Seller’s Knowledge that such Purchased Asset has become an Ineligible Asset and Seller’s notice of same to Buyer, Seller shall repurchase the affected Purchased Asset and Seller shall pay the applicable Repurchase Price for such Purchased Asset to Buyer by depositing such amount in immediately available funds at the direction of Buyer. For purposes hereof, the following factors, without limitation, shall render a Purchased Asset an “Ineligible Asset”:

(i)    any Purchased Asset that at any time Buyer determines is not an Eligible Asset as a result of any representation, warranty or material information made or provided by Seller or Guarantor being false or misleading at the time such representation or warranty was made or such material information was provided (other than MTM Representations);

(ii)    any Purchased Asset that has been released from the possession of the applicable Acceptable Attorney that issued an Undertaking Letter in connection with the related Purchased Asset for a period in excess of five (5) Business Days without the consent of Buyer;

(iii)    any Purchased Asset upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is senior to, or pari passu with, in right of payment or priority the rights of Buyer in such Purchased Asset

(iv)    loans for which Seller or an Affiliate of Seller is the security trustee for such loan;

(v)    Seller’s failure to cure any deficiency noted in the Asset Schedule received from Custodian and Exception Report (as defined in the Custodial Agreement) within five (5) calendar days of Buyer’s receipt of such Asset Schedule and Exception Report; or

(vi)    any Purchased Asset which Buyer has determined the Market Value to be zero.

(d)    Upon the occurrence of any of the events listed in clause (d)(i) through (d)(x) below, Buyer may, in addition to the factors set forth in the definition of Market Value, use, in its sole discretion, the occurrence of such events in its determination of Market Value (which Market Value may be zero); provided, however, that the occurrence of any of the events listed in clause (d)(i) through (d)(x) below by itself shall not cause the termination of the related Transaction:

(i)    any Purchased Asset that is thirty (30) calendar days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related transaction documents;

(ii)    any Purchased Asset has become a specially serviced loan (or the equivalent in the relevant jurisdiction) as defined in the applicable servicing agreement;

(iii)    any Purchased Asset as to which a monetary default has occurred and is continuing;

(iv)    any Purchased Asset as to which a non-monetary event of default shall have occurred and be continuing under any document included in the Purchased Asset File for such Purchased Asset;

(v)    any Purchased Asset with respect to which there has been an extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of any related Purchased Asset Document that (A) has not been consented to by Buyer in writing and (B) has an adverse effect on Buyer’s interest in such Purchased Asset;

(vi)    any Purchased Asset for which Buyer is relying on an Approved Valuation, the applicable valuation is not dated within ninety (90) calendar days of the proposed financing date (or such other period as approved by Buyer in Buyer’s sole discretion);

(vii)    any Purchased Asset secured by properties that cease to have appropriate planning and/or zoning approval, required insurance or similar legal compliance in the relevant jurisdiction;

(viii)    any failure by Seller to deliver the complete Monthly Reporting Package described in Article 11(j), and Seller is unable to obtain such information necessary to complete the Monthly Reporting Package; provided, however, that prior to using such failure in Buyer’s determination of Market Value, Seller shall have a period of ninety (90) calendar days from the date of delivery of the incomplete Monthly Reporting Package to provide any missing information; provided, further, however, that prior to using such failure in Buyer’s determination of Market Value, so long as Seller is diligently pursuing such missing information to the reasonable satisfaction of Buyer, Seller shall have an additional thirty (30) calendar days (or such other time period as determined by Buyer in its sole discretion to provide any missing information);

(ix)    any Purchased Asset upon the occurrence of any Act of Insolvency with respect to the underlying obligor; or

(x)    any MTM Representation made or provided by Seller or Guarantor is false or misleading at the time such MTM Representation was made with respect to any Purchased Asset.

For the avoidance of doubt, nothing contained in Article 12(d) above shall be construed as a limitation on other factors for determining a Margin Deficit hereunder.

ARTICLE 13.

SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 14.

RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 15.

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, or (e) by e-mail with confirmation of delivery, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 15, or (z) in the case of e-mail, upon confirmation of delivery. A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive in writing any deficiencies and treat the notice as having been properly given.

ARTICLE 16.

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 17.

NON ASSIGNABILITY

(a)    Subject to Article 17(b) below, Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may, without consent of Seller (other than with respect to a Prohibited Transferee; provided, however, that Buyer shall not be subject to such limitation if an Event of Default has occurred and is continuing), sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may, at any time and from time to time, assign to any Person (other than a Prohibited Transferee; provided, however, that Buyer shall not be subject to such limitation if an Event of Default has occurred and is continuing) (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, however, that, upon Seller’s prior written consent, Buyer may sell to a Prohibited Transferee participating interests in any Transaction, its interest in the Purchased Asset or any other interest of Buyer under this Agreement, or assign to any Prohibited Transferee all or any part of its rights in the Purchased Assets, or any other interest of Buyer under this Agreement, so long as in each case (i) Buyer shall retain control and authority over its rights and obligations under this Agreement or any other Transaction Document, (ii) Seller shall not be obligated to deal with any Person other than Buyer, and (iii) Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any costs or expense relating to any such transfer, assignment or participation. As long as no Event of Default has occurred and is continuing, the foregoing requirements in sub-clauses (i) through (iii) of the preceding sentence shall also apply to any other assignment or participation by Buyer of all or any portion of its interest in this Agreement, any Transaction or any Purchased Asset; provided, however, that the control and authority over Buyer’s rights and obligations set forth in such sub-clause (i) and the obligation of Seller to deal with any Person as set forth in such sub-clause (ii), may be collectively transferred by Buyer to an Assignee that (A) is not a Prohibited Transferee, (B) is a bank, financial institution, pension fund, insurance company or similar Person or an Affiliate of any of the foregoing which, in each case, is regularly engaged in the business of owning commercial real estate loans or operating commercial real estate properties, and (C) has acquired an interest equal to or greater than twenty-five percent (25%) of the entire interest in this Agreement, all Transactions and all Purchased Assets; provided, further, that such control and authority is transferred by Buyer in full (without Buyer retaining any such control or authority) and shall only be held by one such Assignee (and not multiple Assignees). Notwithstanding anything to the contrary contained herein, the preceding sentence shall not apply to any assignments, sales or transfers by Buyer to an Affiliate of Buyer of all or any part of Buyer’s rights in the Purchased Assets or any other interest of Buyer under this Agreement. Each of Seller and Guarantor agree to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale.

(b)    Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall transfer the Purchased Assets to Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by Seller.

(c)    The Buyer, acting solely for this purpose as an agent of Seller, shall maintain, either at its offices at 1585 Broadway, New York, New York or electronically, a copy of each assignment and a register for the recordation of the names and addresses of the Assignees, and ownership rights in the Transactions, Purchased Assets or in any other interests under this Agreement of any Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, the Buyer and the Assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or in any other interests under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Seller, the Buyer and any Assignee, at any reasonable time and from time to time upon reasonable prior notice.

(d)    If the Buyer sells a participation it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each Participant and the ownership rights in the Transactions, Purchased Assets or any other interests under this Agreement of each Participant (the “Participant Register”); provided that Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s ownership rights in the Transactions, Purchased Assets or any other interests under this Agreement) to any Person except to the extent (i) disclosing the portion of the Participant

Register relating to a Participant with respect to which a claim for additional amounts is made under Articles 3(g), 3(h), 3(j), 3(k) or 3(l), or (ii) otherwise to the extent such disclosure is reasonably expected to be necessary to establish that such ownership rights in the Transactions or any other interests under this Agreement are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no sale, assignment, transfer or participation pursuant to this Article 17 shall be effective unless and until reflected in the Register or Participant Register, as applicable.

ARTICLE 18.

GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

ARTICLE 19.

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(c) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 20.

USE OF EMPLOYEE PLAN ASSETS

(a)    If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)    Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)    By entering into a Transaction, pursuant to this Article 20, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 21.

INTENT

(a)    The parties intend and recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). The Parties intend (i) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (iii) that Buyer (for so long as each party is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Sections 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting contract” including (x) the rights, set forth in Article 12 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362(b)(7), 362(o) and 546 of the Bankruptcy Code.

(b)    It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Assets as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c)    The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)    Each party hereto further agrees that it shall not challenge the characterization of this Agreement or any Transaction as a “repurchase agreement,” “securities contract,” and/or “master netting agreement,” or each party as a “repo participant” within the meaning of the Bankruptcy Code except in so far as the type of Purchased Assets subject to the Transactions or, in the case of a “repurchase agreement,” the term of the Transactions, would render such definition inapplicable.

(e)    It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit

Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f)    It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g)    Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes (a) to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and (b) that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

ARTICLE 22.

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)    in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)    in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)    in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

(d)    In the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 23.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)    PURSUANT TO, AND IN ACCORDANCE WITH, SECTION 5-1402 OF THE NEW YORK STATE GENERAL OBLIGATIONS LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN MANHATTAN,

AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS AGREEMENT OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY TRANSACTION UNDER THIS AGREEMENT AND (II) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(b)    TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ANY ACTION BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS AGREEMENT OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY TRANSACTION UNDER THIS AGREEMENT.

(c)    THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING AND IRREVOCABLY CONSENT TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO THEM AT THEIR RESPECTIVE ADDRESS SPECIFIED HEREIN. THE PARTIES HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS ARTICLE 23 SHALL AFFECT THE RIGHT OF BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(d)    SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24.

NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)    It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)    It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment,

hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)    It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)    It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e)    It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25.

INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s designee that is holding a Purchased Asset File on behalf of and at the direction of Buyer, Buyer’s Affiliates and each of its officers, directors~~,~~ and employees (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on, incurred and paid by or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to the Transaction Documents including this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence, bad faith or willful misconduct of Buyer or any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence, bad faith or willful misconduct of Buyer or any Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees of outside counsel), loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Pre-Purchase Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its outside counsel. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller and this Article 25 shall survive the termination of this Agreement and the Transactions contemplated hereby.

ARTICLE 26.

DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer and any other servicer or sub servicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all reasonable out of pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets, which shall be paid by Seller to Buyer within thirty (30) calendar days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 27.

SERVICING

(a)    Each servicer of any Purchased Asset (including the Primary Servicer) shall service the Assets for the benefit of Buyer and Buyer’s successors and assigns. The appointment of each servicer of any Purchased Asset (including the Primary Servicer) shall be subject to the prior written approval of Buyer, not to be unreasonably withheld, conditioned or delayed. Seller shall cause each such servicer (including the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(e), no servicer (including the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(e).

(b)    Seller agrees that Buyer is the owner of all servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement or any other servicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, valuations, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee at Buyer’s request.

(c)    Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Seller (as the servicer), Primary Servicer or any other servicer or sub servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d)    Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by such a Buyer approved sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer. Seller shall cause all servicers and sub-servicers engaged by Seller to execute a Direct Agreement with Buyer acknowledging Buyer’s security interest and agreeing that each servicer and/or sub servicer shall transfer all Income with respect to the Purchased Assets in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including Primary Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer.

(e)    The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(f)    For the avoidance of doubt, Seller retains no economic rights to the servicing, other than Seller’s rights under the Primary Servicing Agreement or any other servicing agreement related to the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by the Servicer.

(g)    Seller shall cause each servicer of a Purchased Asset to provide to Buyer via electronic transmission, promptly upon request by Buyer a Servicing Tape for the quarter (or any portion thereof) prior to the date of Buyer’s request.

ARTICLE 28.

MISCELLANEOUS

(a)    All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)    The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)    The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)    Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution, consummation and administration of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or Purchased Items and for the custody, care or preservation of the Collateral or Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and registering the Collateral and Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller and Guarantor hereby grant to Buyer and its Affiliates, including the Affiliated Hedge Counterparty, if applicable, a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller, Guarantor or any Subsidiary of Guarantor under the Transaction Documents and any Hedging Transactions, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, Guarantor or any Subsidiary of Guarantor, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller, Guarantor or any Subsidiary of Guarantor at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, Guarantor or any Subsidiary of Guarantor, any such notice being expressly waived, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller, Guarantor or any Subsidiary of Guarantor under the Transaction Documents or any Hedging Transactions, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller, Guarantor or any Subsidiary of Guarantor shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller, Guarantor or any Subsidiary of Guarantor under the Transaction Documents and any Hedging Transaction, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER, GUARANTOR OR ANY SUBSIDIARY OF GUARANTOR UNDER THE TRANSACTION DOCUMENTS AND ANY HEDGING TRANSACTIONS, PRIOR TO EXERCISING

THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, GUARANTOR OR ANY SUBSIDIARY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER, GUARANTOR OR ANY SUBSIDIARY OF GUARANTOR. For purposes of this Article 28(e), Guarantor’s Subsidiaries shall only refer to those Subsidiaries that are not organized as special purpose entities as of the date hereof under their respective organizational documents.

(f)    Seller and Guarantor agree that neither shall assert any claims against Buyer for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

(g)    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h)    This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i)    The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(j)    Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k)    Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole discretion and such decision by Buyer shall be final and conclusive.

(l)    Each Affiliated Hedge Counterparty is an intended third party beneficiary of this Agreement and the parties hereto agree that this Agreement shall not be amended or otherwise modified without the written consent of each Affiliated Hedge Counterparty, such consent not to be unreasonably withheld.

(m)    The obligations of each Seller hereunder (as of, and from and after, the date hereof) for the Repurchase Obligations shall be joint and several with the obligations of each other Seller to the maximum extent permitted by Requirement of Law. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, (i) the obligations of each Seller with respect to joint and several liability hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Seller’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the Bankruptcy Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Seller, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, and (ii) Buyer hereby acknowledges and agrees that the provisions of this Section 28(m) and the obligation of each Seller to be jointly and severally liable for the Repurchase Obligations do not and shall not violate any of the provisions of this Agreement, including Section 11(v) hereof or any other Transaction Document.

ARTICLE 29.

JOINDER OF ADDITIONAL SELLERS

An Affiliate of Seller may become a Seller under this Agreement, and shall be bound by, and entitled to, the benefits and obligations of this Agreement as a Seller, upon the fulfillment of the following conditions:

(a)    Seller shall provide written notice to Buyer of its election to join an Affiliate as an additional Seller hereunder, such notice shall provide the name and ownership structure of such entity.

(b)    Such entity shall deliver the corporate formation and authority documents identified in Article 3(a) with respect to such entity, together with such other documents as may be reasonably requested by Buyer.

(c)    A Supplemental Pledge and Security Agreement shall be delivered with respect to such entity, together with such other documents or Transaction Documents as may be reasonably requested by Buyer.

(d)    No Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing, or would result from the addition of such entity as a Seller.

(e)    The representations and warranties contained in Article 9 shall be true and correct in all material respects with respect to such entity, as of the date such entity executes the Seller Joinder Agreement described below.

(f)    Such entity shall execute and deliver a Seller Joinder Agreement with respect to this Agreement, substantially in the form of Exhibit XVIII (a “Seller Joinder Agreement”).

(g)    Buyer shall have received a legal opinion, dated as of the date such entity executes the Seller Joinder Agreement described above, addressed to Buyer and its successors and/or assigns, having substantially the same coverage as those opinions delivered by Seller’s counsel pursuant to Article 3(a)(xi) on the Closing Date and substantially in a form reasonably acceptable to the Buyer.

(h)    Such entity shall provide Buyer with such other documentation or information as the Buyer may request with respect to such entity (including without limitation amendments to other Transaction Documents, if required by Buyer), and shall pay all reasonable out-of-pocket costs and expenses actually incurred by Buyer under this Article 29.

ARTICLE 30.

ADDITIONAL JURISDICTIONS

(a)    At Seller’s request, Buyer may agree, in its sole discretion, to approve Additional Jurisdictions relating to Eligible Assets in order to enter into Transactions subject to such Additional Jurisdictions. Seller shall provide Buyer with written notice of its request pursuant to this Article 30 and shall identify the requested Additional Jurisdiction(s). Upon the completion of satisfactory diligence, credit approval and consultation with legal counsel (including, without limitation, outside counsel in the relevant Additional Jurisdiction(s)) determined by Buyer in its sole discretion, Buyer shall notify Seller of its approval or non-approval of such requested Additional Jurisdiction(s). In the event that Buyer determines that such requested Additional Jurisdiction shall be an approved Additional Jurisdiction hereunder, the approval shall be effectuated upon the fulfillment of the following conditions:

(i)    A Confirmation of Supplemental Provisions shall be delivered, fully executed by the relevant parties thereto, together with such other documents or Transaction Documents as may be reasonably requested by Buyer;

(ii)    No Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing, or would result from the addition of such Additional Jurisdiction;

(iii)    The representations and warranties contained in Article 9 shall be true and correct in all material respects, as of the date of the related Confirmation of Supplemental Provisions;

(iv)    Buyer shall have received a legal opinion, dated as of the date of the related Confirmation of Supplemental Provisions described above, addressed to Buyer and its successors and/or assigns, having substantially the same coverage as those opinions delivered by Seller’s counsel pursuant to Article 3(a)(xi) on the Closing Date and substantially in a form reasonably acceptable to Buyer; and

(v)    Such entity shall provide Buyer with such other documentation or information as Buyer may request with respect to such Additional Jurisdiction, and shall pay all reasonable out-of-pocket costs and expenses actually incurred by Buyer under this Article 30.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

MORGAN STANLEY BANK, N.A., a national banking association

By:	/s/ Geoffrey Kott
Name:	Geoffrey Kott
Title:	Authorized Signatory

SELLER:

PARLEX 6 UK FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas Armer
Name:	Douglas Armer
Title:	Managing Director, Head of Capital Markets and Treasurer

PARLEX 6 EUR FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas Armer
Name:	Douglas Armer
Title:	Managing Director, Head of Capital Markets and Treasurer